Exhibit 99.1

FOR IMMEDIATE RELEASE

WII COMPONENTS, INC. ANNOUNCES THE TERMINATION OF ITS TENDER OFFER AND

CONSENT SOLICITATION FOR ITS 10% SENIOR NOTES DUE 2012

St. Cloud, MN — November 3, 2010 — WII Components, Inc. announced today that it has terminated its previously announced cash tender offer and consent solicitation with respect to its 10% Senior Notes due 2012 (the “Notes”). The tender offer and consent solicitation were made pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated October 18, 2010, and related Letter of Transmittal and Consent.

As a result of the termination, all of the Notes previously tendered will be promptly returned to the holders thereof (or, in the case of Notes tendered by book-entry transfer, will be credited to the account maintained at The Depository Trust Company from which such Notes were delivered), and neither the tender offer consideration nor the consent payment will be paid to holders who have tendered their Notes. In addition, the second supplemental indenture that was executed shortly after the deadline for the consent solicitation, which would have, among other things, eliminated substantially all of the restrictive covenants and certain events of default contained in the indenture, has been terminated in accordance with its terms.

Persons with questions regarding the termination of the tender offer and consent solicitation related to the Notes should contact Gleacher & Company Securities, Inc., the dealer manager and solicitation agent, at (800) 462-6242 (toll free) or (212) 273-7100 (collect), or D.F. King & Co., Inc., the tender agent and information agent, at (888) 628-9011 (toll free) or (212) 269-5550 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities.

About WII Components, Inc.

WII Components, Inc. is one of the leading manufacturers of hardwood cabinet doors, hardwood components and engineered wood products in the United States.  WII Components, Inc. is headquartered in St. Cloud, Minnesota and has a website at www.wiicomponents.com.

Contact:

Dale Herbst

Chief Financial Officer

WII Components, Inc.

(320) 252-1503